Exhibit 21.1

LIST OF PENNYMAC MORTGAGE INVESTMENT TRUST ENTITIES

as of December 31, 2013

Entity	Entity Type	State of Incorporation
PC REO Trust	Statutory trust	Delaware
PCNPL Trust	Statutory trust	Delaware
PennyMac Corp.	Corporation	Delaware
PennyMac GP OP, Inc.	Corporation	Delaware
PennyMac Holdings, LLC	Limited liability company	Delaware
PennyMac Operating Partnership, L.P.	Limited partnership	Delaware
PennyMac Securities Holding, LLC	Limited liability company	Delaware
PMC REO Financing Trust	Statutory trust	Delaware
PMT Funding, LLC	Limited liability company	Delaware
SWDNSI Trust Series 2010-3	Statutory trust	Delaware
SWDNSI Trust Series 2010-4	Statutory trust	Delaware
TRS REO Finance, LLC	Limited liability company	Delaware
TRS REO Trust 1-A	Statutory trust	Delaware
TRS REO Trust 2-B	Statutory trust	Delaware